United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant    ☒            Filed by a party other than the registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

FUEL SYSTEMS SOLUTIONS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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780 Third Avenue; Floor 25

New York, NY 10017

April 15, 2011

To our Stockholders:

You are cordially invited to attend the Fuel Systems Solutions, Inc. annual meeting of stockholders at 9:30 a.m. Eastern Time on May 18, 2011 at the offices of Day Pitney LLP, 7 Times Square, New York, New York 10036. The attached Notice of Annual Meeting and Proxy Statement describes all known items to be acted upon by stockholders at the meeting and describes certain other details related to the meeting.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares by completing, signing, dating and returning the enclosed proxy card by mail, or you may vote by telephone or electronically through the Internet, as further described on the proxy card. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

Attendance at the meeting is limited to stockholders or their proxy holders and Fuel Systems guests. If you are a registered stockholder and plan to attend the annual meeting, you will be required to present the detachable bottom portion of the enclosed proxy form to gain admission. If you hold shares through a broker or other nominee, you will be required to present a current statement from that institution showing a Fuel Systems stockholding or the non-voting portion of the voting instruction form you may receive through that entity. Please note that the document evidencing your stockholdings to be used to gain entry to the meeting is non-transferable.

Please vote your shares promptly and join us at the meeting.

Sincerely,

Mariano Costamagna Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2011 annual meeting of stockholders of Fuel Systems Solutions, Inc. (the “Company” or “Fuel Systems”) will be held at the offices of Day Pitney LLP, 7 Times Square, New York, New York 10036, on May 18, 2011, beginning at 9:30 a.m. Eastern Time. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

(1)	To elect two directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s accountants for fiscal year 2011;

(3)	To conduct an advisory vote on executive compensation;

(4)	To conduct an advisory vote on the frequency of holding future advisory votes on executive compensation; and

(5)	To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 5, 2011 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other record-holder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

By Order of the Board of Directors,

Kevin Buckley

Secretary

April 15, 2011

New York, New York

YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on

May 18, 2011:

The proxy statement and annual report to shareholders are available at

http://phx.corporate-ir.net/staging/phoenix.zhtml?c=109507&p=proxy.

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OFFICES OF DAY PITNEY, LLP

7 TIMES SQUARE, 20TH FLOOR

NEW YORK, NEW YORK 10036

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 18, 2011

PROXY STATEMENT

The Board of Directors of Fuel Systems Solutions, Inc. (the “Company” or “Fuel Systems”) is soliciting proxies from its stockholders to be used at the annual meeting of stockholders to be held on May 18, 2011, beginning at 9:30 a.m. Eastern Time at the offices of Day Pitney LLP, 7 Times Square, New York, New York 10036, and at any postponements or adjournments thereof. This proxy statement contains information related to the annual meeting. This proxy statement, a proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are being mailed to stockholders on or about April 15, 2011. The fiscal year ended December 31, 2010 is referred to as “fiscal 2010” in this proxy statement.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for the 2011 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on April 5, 2011, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The notice of annual meeting, proxy statement and proxy are first being mailed to stockholders on or about April 15, 2011.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers for fiscal 2010 and other information that the Securities and Exchange Commission (the “SEC”) requires us to provide annually to our stockholders.

How may I obtain Fuel Systems’ Form 10-K and other financial information?

A copy of our 2010 Annual Report, which includes our 2010 Form 10-K, is enclosed.

Stockholders can access the 2010 Form 10-K, our other filings with the SEC and our corporate governance and other information on the investor relations page of our website at www.fuelsystemssolutions.com.

Stockholders may request another free copy of our 2010 Annual Report, which includes our 2010 Form 10-K, from:

Fuel Systems Solutions, Inc.

Attn: Secretary

780 Third Avenue 25th Floor

New York, NY 10017

(646) 502-7170

We will also furnish any exhibit to the 2010 Form 10-K if specifically requested.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting. In addition, management will respond to appropriate questions from stockholders.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 5, 2011, which is referred to herein as the Record Date, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of Fuel Systems common stock you owned as of the Record Date on each matter considered at the meeting. As of the Record Date, there were 19,921,965 shares of the Company’s common stock outstanding and eligible to vote. There is no cumulative voting.

Who can attend the meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting. Fuel Systems guests may also attend the meeting. Registration will begin at 9:00 a.m. Eastern Time. If you attend, please note that you will be asked to present valid picture identification to enter the building (and may be required to present such identification at the meeting). Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of one-third of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the Record Date, 19,921,965 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 6,640,655 votes will be required to establish a quorum.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

Stockholders may vote by attending the annual meeting and voting in person. In addition, each stockholder may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by your proxy will be voted as you specify on the proxy card. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote after I return my proxy card?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with the Secretary of the Company a notice of revocation or another proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. Attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors by mail and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

Who is bearing the costs of soliciting these proxies?

The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, by e-mail, by telephone, and personally by a few officers and regular employees of the Company who will not receive additional compensation for such solicitation. Brokers, banks and other nominees will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of the Common Stock.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board recommends a vote FOR the election of each of the directors nominated, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year 2011, FOR the approval, on an advisory basis, of the 2010 executive compensation, and in favor of conducting an advisory vote on the frequency of the advisory vote on executive compensation every “1 year”.

Will stockholders be asked to vote on any other matters?

To the knowledge of the Company and its management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to elect directors?

Directors are elected by a plurality of the votes cast at the meeting, which means that the two nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of our common stock is entitled to one vote for each of the director nominees. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

What vote is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year 2011?

Ratification of the appointment of the independent registered public accounting firm for fiscal 2011 requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the annual meeting. Abstentions would have the same effect as a vote against ratification.

What vote is required to approve, on an advisory basis, the 2010 executive compensation?

Approval, on an advisory basis, of our 2010 executive compensation will be determined by the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the annual meeting. This vote is advisory and therefore not binding on the Company. In reviewing the results of the advisory vote on executive compensation, the Board expects to review and consider votes cast “FOR” or “AGAINST” the proposal. Due to the unique nature of this “advisory” vote on the Company’s compensation program for all named executive officers, in determining the outcome of this advisory shareholder vote on the approval of this proposal, the Board does not expect to consider any abstentions as either in favor or not in favor of the proposal. Broker non-votes will have no effect on this proposal.

What vote is required to select, on an advisory basis, the frequency of the advisory vote to approve executive compensation?

Approval, on an advisory basis, of the frequency selection with regard to how often shareholders should be offered an advisory vote to approve our executive compensation will be determined by which option, “1 year”, “2 years”, or “3 years,” receives a plurality of the votes cast with respect to this matter. This vote is advisory and therefore not binding on the Company. Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

How are votes counted?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.”

Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting. Abstentions are considered votes cast and thus have the same effect as votes against the matter. The Company has supplied copies of its proxy materials for its 2011 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you.

If you hold shares registered in the name of a broker or other nominee you may generally only vote pursuant to the instructions given to you by your broker or other nominee. If you hold shares registered in the name of a broker or other nominee, generally the nominee may only vote your shares as you direct the nominee, pursuant to the instructions given to you by the nominee. However, if the nominee has not timely received your directions, the nominee may vote on matters for which it has discretionary voting authority.

If you are a beneficial owner and your broker, bank or other nominee holds your shares in its name, the broker, bank or other nominee is permitted to vote your shares on the election of directors, even if the broker, bank or other nominee does not receive voting instructions from you.

Can the annual meeting be adjourned?

Any adjournment of the annual meeting may be made without notice, by approval of the holders of a majority of the shares of Fuel Systems common stock present in person or represented by proxy at the annual meeting, whether or not a quorum exists. In the event that a quorum is not present at the time the annual meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the annual meeting and the persons named in the enclosed proxy will vote all shares of common stock for which they have voting authority in favor of such adjournment.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The Company will announce the voting results at the annual meeting and publish the results in a current report on Form 8-K to be filed within four business days of the annual meeting.

PROPOSALS SUBMITTED FOR STOCKHOLDERS VOTE

ITEM 1—ELECTION OF DIRECTORS

Fuel Systems’ Board of Directors oversees the business and other affairs of Fuel Systems and monitors the performance of management. In accordance with corporate governance principals, non-employee members of the Board do not involve themselves in the day-to-day operations of Fuel Systems. Board members keep themselves informed through discussions with the Chief Executive Officer, President, other key executives and the Company’s principal external advisors (such as legal counsel, independent public accountants and other consultants), by reading reports and other materials that are sent to them and by participating in Board meetings.

Board members are divided into three classes. The term of service for each class expires in a different year, with each director serving a term of three years, or until a successor is elected. As of April 5, 2011, seven individuals were serving on the Board. Nonetheless, the proxy you give to the Company for the 2011 annual meeting cannot be voted for more than two directors.

The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, has nominated Messrs. Bryan and Pompeo as directors to be elected at the annual meeting. Certain information regarding these nominees and each of the other directors is set forth below. If you elect them, Messrs. Bryan and Pompeo will hold office until the annual meeting in 2014, or until their respective successors have been duly elected and qualified. Each nominee has indicated that he will serve if elected and the Company knows of no reason why any of these nominees may be unable to serve as a director. If a nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If any director resigns, dies or is otherwise unable to serve out a complete term, or the Board increases the number of directors, the Board may fill the vacancy through a majority vote of those serving at that time.

The Board of Directors recommends a vote “FOR” the election of Messrs. Bryan and Pompeo.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of seven members. Any additional directorships resulting from an increase in the number of directors may only be filled by a vote of a majority of the directors then in office. The term of office for each director will be until his successor is elected and qualified or until his earlier death, resignation or removal. Elections for directors will be held annually.

In July 2010, Douglas King resigned as a director. In December 2010, Joseph Pompeo was elected by the Board to fill the vacancy created by Mr. King’s resignation. The following table sets forth information concerning our directors as of April 1, 2011. Some background information on our officers and directors, and a brief explanation of the specific experience, attributes or skills that we considered at the time of their most recent nomination, follow.

Name	Age	Position
Mariano Costamagna	60	Chief Executive Officer and Director

Norman L. Bryan	69	Director, member of our Audit and Nominating and Corporate Governance Committees

Marco Di Toro	49	Director, member of our Nominating and Corporate Governance Committee

Joseph E. Pompeo	72	Director, member of our Audit and Nominating and Corporate Governance Committees

James W. Nall	62	Director, member of our Audit and Compensation Committees

William J. Young	68	Director, member of our Audit and Compensation Committees

Aldo Zanvercelli	71	Director, member of our Compensation and Nominating and Corporate Governance Committees

Mariano Costamagna, 60, has served as a director of Fuel Systems since June 2003. On January 1, 2005, he became the Company’s Chief Executive Officer. He is also the Managing Director and Chief Executive Officer of M.T.M., S.r.L., a subsidiary of BRC and an Italian limited liability company formed in 1977 and headquartered in Cherasco, Italy. MTM develops, manufactures and installs alternative fuel systems and components under the BRC Gas Equipment trademark. Mr. Costamagna and his family founded MTM in 1977, and Mr. Costamagna has served as MTM’s principal executive officer since that time. Mr. Costamagna became a director in connection with the Company’s acquisition of the initial 50% of the equity interest of BRC and later became the Company’s Chief Executive Officer in connection with the acquisition of the remaining 50% of BRC. Mr. Costamagna is the brother of Pier Antonio Costamagna, who is the Managing Director of BRC and Director of Mechanical Engineering of MTM. Mr. Costamagna’s term as a director expires at our annual meeting in 2012. Mr. Costamagna’s over 30 years of experience in the alternative fuels industry and entrepreneurial skills were important factors contributing to his nomination as a director.

Norman L. Bryan, 69, has served as a director of Fuel Systems since November 1993. He is our Lead Director, Chair of our Nominating and Corporate Governance Committee, and a member of our Audit Committee. He has been a consultant since January 1995. Mr. Bryan was employed as the Senior Vice President of Sales and Marketing of EIT, Inc., an electric meter manufacturing company, from October 1998 to July 2002. Prior to retiring in 1994 from Pacific Gas and Electric Company, he was Vice President, Marketing from February 1993 until December 1994, and was Vice President, Clean Air Vehicles from February 1991 to

February 1993. Mr. Bryan holds an M.S. degree in business from Stanford University and a B.S.M.E. degree in mechanical engineering from California State University in San Jose. Mr. Bryan is also an advisory board member of the Institute of Transportation Studies at the University of California, Davis. Mr. Bryan’s term expires at our annual meeting in 2011. Mr. Bryan’s leadership experience in the electric and natural gas utility industry and knowledge of the natural gas vehicle market were important factors contributing to his nomination as a director.

Marco Di Toro, 49, has served as a director of Fuel Systems since April 1, 2005 and currently serves on our Nominating and Corporate Governance Committee. He has been a partner in the law firm of Grosso, de Rienzo, Riscossa e Associati in Turin, Italy since 1994. Mr. Di Toro holds a law degree from Università Cattolica del Sacro Cuore, Milan (Catholic University of Sacred Heart of Jesus, Milan). Mr. Di Toro’s term expires at our annual meeting in 2013. Mr. Di Toro’s knowledge of Italian and international business law were important factors contributing to his nomination as a director.

Joseph E Pompeo, 72, has served as a director of Fuel Systems since December 2010 and currently serves on our Audit Committee and Nominating and Corporate Governance Committee. Mr. Pompeo is a Certified Public Accountant with significant experience in the accounting industry, including over 30 years of auditing experience at Arthur Andersen, LLP where he held the position of partner for 26 years. As Director of the International Business Practice of the New York metropolitan area, he assisted several non-US corporations with initial public offerings and listing on US stock exchanges. He also served in numerous technical and management roles, including partner in charge of the Accounting and Auditing Divisions in San Juan, Puerto Rico and managing partner of the New Jersey Office. He has also served on various educational and philanthropic boards and on the Board of Directors of Aeroflex, Inc., a public company, where he served on the Audit, Compensation, and Nominating and Governance Committees. Mr. Pompeo’s term expires at our annual meeting in 2011. Mr. Pompeo’s extensive accounting and auditing experience and management skills were important factors contributing to his nomination as a director.

James W. Nall, 62, has served as a director of Fuel Systems since May 2008 and currently serves as chairman of our Audit Committee and as a member of our Compensation Committee. Mr. Nall is a Certified Public Accountant with significant experience in the accounting and finance industry. Mr. Nall is currently serving as a tax commissioner for the State of New Jersey, a position he has held since July 2005. Prior to Mr. Nall’s appointment as tax commissioner by the governor of New Jersey, he was executive vice president and chief financial officer of New Jersey-based Hudson United Bancorp, a multi-billion dollar financial institution listed on the New York Stock Exchange, from September 2003 until its sale to TD Banknorth Inc. in January 2006. Mr. Nall also served as a member of the board of directors and as chairman of the audit committee of Interaudi Bank, a $1 billion private bank based in New York, from April 2003 to April 2004. Mr. Nall’s experience also includes serving for more than eighteen years as a partner with Arthur Andersen LLP. Mr. Nall earned a Masters of Business Administration in professional accounting from Rutgers University. Mr. Nall’s term expires at our annual meeting in 2013. Mr. Nall’s public accounting skills and experience as a finance executive for public and private companies were important factors contributing to his nomination as a director.

William J. Young, 68, has served as a director of Fuel Systems since August 2008. He currently serves as Chairman of our Compensation Committee and as a member of our Audit Committee. Mr. Young has over 30 years of experience in the automotive industry, most recently, serving as a director for Oregon-based Lithia Motors, a billion dollar automotive retailer listed on the New York Stock Exchange from March 1997 until July 2008. Mr. Young also served as executive director of J.D. Power and Associates, a global marketing information services firm specializing in consumer research for the automotive industry, from September 2003 through February 2008. From 1994 through July 2000, Mr. Young was the Chairman, President and Chief Executive Officer of Advanced Machine Vision Corporation, operating in the machine vision industry. Prior to 1994, Mr. Young served with Volkswagen of America in various capacities for a period of 18 years, most recently as its President and Chief Executive Officer. Mr. Young also has extensive experience as an independent automotive marketing consultant. Mr. Young’s term expires at our annual meeting in 2012. Mr. Young’s automotive industry experience and marketing skills were important factors contributing to his nomination as a director. Mr. Young rejoined the Board of Lithia Motors in May 2010.

Aldo Zanvercelli, 71, became a director of Fuel Systems in August 2006. He currently serves on our Compensation Committee and Nominating and Corporate Governance Committee. Mr. Zanvercelli holds a degree in electrical engineering and has significant international business and manufacturing experience, including over 30 years of experience at Alenia Aeronautica where he served in various engineering, design and managerial capacities. In 2000, Mr. Zanvercelli formed the consulting and formation group, Intesis S.r.L., which focuses on inventions for the innovation and development of company organizational systems. Mr. Zanvercelli’s term expires at our annual meeting in 2012. Mr. Zanvercelli’s over 30 years of manufacturing experience in Italy and internationally were important factors contributing to his nomination as a director.

Independent Directors

The Board of Directors has determined that Messrs. Bryan, Di Toro, Pompeo, Nall, Young and Zanvercelli are “independent” under NASDAQ rules.

Number of Meetings of the Board of Directors

The Board held 11 meetings during 2010. Directors are expected to attend Board meetings and meetings on committees for which they serve, and to spend time needed and meet as frequently as necessary to properly discharge their responsibilities. The standing committees of the Board held an aggregate of 26 meetings during the year. Each director attended at least 85% of the aggregate number of meetings of the Board and the Board committees for which he served as a director in 2010, except for Mr. Pompeo, who was appointed on December 10, 2010, after all meetings for the year were held. We currently have a policy that requires all of our directors to attend our annual stockholder meeting, unless an emergency prevents them from doing so. All of our directors attended our 2010 annual meeting.

The Company requires our outside, independent directors to meet in executive sessions on a periodic basis without management present. The Company’s lead director presides at the executive sessions of outside directors.

Committees

Audit Committee. Current members of the Audit Committee are Mr. Nall (Chair), Mr. Bryan, Mr. Young, and Mr. Pompeo. The Board of Directors has determined that Mr. Nall is an Audit Committee Financial Expert within the current rules of the Securities and Exchange Commission. The Audit Committee reviews with the Company’s independent registered public accountants the scope, results and costs of the annual audit and the Company’s accounting policies and financial reporting. The Audit Committee met 11 times during the year ended December 31, 2010. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. The members of the Audit Committee are “independent” under NASDAQ rules and meet the requirements in SEC rules.

Compensation Committee. Current members of the Compensation Committee are Mr. Young (Chair), Mr. Nall and Mr. Zanvercelli. The function of the Compensation Committee is to consider and propose executive compensation policies and to submit to the Board of Directors reports recommending compensation to be paid to the Company’s executive officers. All of the members of the Compensation Committee are “independent” under NASDAQ rules. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. The Compensation Committee met 4 times during 2010.

Nominating and Corporate Governance Committee. Current members of the Nominating and Corporate Governance Committee are Mr. Bryan (Chair), Mr. Di Toro, Mr. Zanvercelli and Mr. Pompeo. The Nominating and Corporate Governance Committee is responsible for recruiting and recommending candidates for membership on the Board of Directors. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. The members of the Nominating and Corporate Governance Committee are “independent” under NASDAQ rules. The Nominating and Corporate Governance Committee met 11 times during 2010.

Board Leadership Structure and Oversight of Risk

Our Board of Directors is responsible for providing oversight of the affairs of the Company. Our Board of Directors has adopted Corporate Governance Principles, which outline our corporate governance policies and procedures, including, among other topics, director responsibilities, Board committees, management succession and performance evaluations of the Board.

Our Board leadership structure currently consists of shared responsibility between a lead director and a Chief Executive Officer. Our Corporate Governance Principles provide that in the event there is a Chairman of the Board, the positions of Chairman and Chief Executive Officer are to be held by separate individuals. If there is no Chairman of the Board, the Corporate Governance Principles require that there be a lead director. The Company currently has no Chairman of the Board. Since January 1, 2005, Mariano Costamagna has served as the Chief Executive Officer of the Company. Norman L. Bryan is the lead director of the Board who, in accordance with the Corporate Governance Principles, meets the independence requirements of NASDAQ. The lead director, among other responsibilities, works with the Chief Executive Officer and the Board to prepare Board meeting agendas and schedules, acts as liaison to other independent members of the Board, and in conjunction with our Chief Executive Officer presides at Board meetings.

We believe that the current Board leadership structure is an appropriate structure for the Company and its shareholders at this time. The sharing of responsibilities between the Chief Executive Officer and the lead director allows, on the one hand, the Chief Executive Officer to focus his energy on strategy and management of the Company and its operating subsidiaries, and on the other hand, the Board to focus on oversight of strategic planning and risk management of the Company.

As explained above, our Board of Directors has three standing committees—the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Our Audit Committee is responsible for overseeing certain accounting related aspects of the Company’s risk management processes while our full Board of Directors focuses on overall risk management. The Audit Committee and the full Board of Directors focus on what they believe to be the most significant risks facing the Company and the Company’s general risk management strategy, and also attempt to ensure, together with the Chief Executive Officer, that risks undertaken by the Company are consistent with the Board’s appetite for risk. While the Board of Directors oversees the Company’s risk management, company management is responsible for day-to-day risk management processes. We believe this division of responsibilities at the present time is an appropriate approach for addressing the risks facing our Company and that our Board leadership structure supports this approach. We can offer no assurance that this structure, or any other structure, will be effective in all circumstances.

Stockholder Communication with the Board

Stockholders may communicate concerns to any director, Board committee member or the entire Board by writing to the following address: Fuel Systems Solutions, Inc., 780 Third Avenue 25th Floor New York, NY 10017, attention Corporate Secretary. Please specify to whom your correspondence should be directed. The Corporate Secretary will promptly forward all correspondence to the relevant director, committee member or the full Board as indicated in the correspondence.

Procedure for Stockholder Recommendations for Director Nominees

The Nominating and Corporate Governance Committee has no formal policy with respect to consideration of stockholder recommended director candidates but will consider various potential candidates for director that may come to the Committee’s attention through current Board members, professional search firms, stockholders and other persons. There have been no changes to this process. The Board of Directors believes it is appropriate not to establish a formal policy in light of the absence of any stockholder recommended director candidates in the past. Diversity is one of the factors that the Nominating Committee considers in identifying nominees for director. In selecting director nominees the Nominating Committee considers, among other factors, (1) the competencies and skills that the candidate possesses and the candidate’s areas of qualification and expertise that would enhance the composition of the Board, and (2) how the candidate would contribute to the Board’s overall balance of expertise, perspectives, backgrounds and experiences in substantive matters pertaining to the Company’s business. The Nominating Committee has not adopted a formal diversity policy with regard to the selection of director nominees. The Nominating and Corporate Governance Committee has not established any minimum qualifications for directors, but identifies and evaluates each candidate on a case-by-case basis including an evaluation of business and professional background, history of leadership or contributions to other organizations, function skill set and expertise, general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly-traded company in today’s business environment and other Board service. The Nominating and Corporate Governance Committee has, however, adopted Corporate Governance Principles, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com. The Nominating and Corporate Governance Committee adopted in March 2010 minimum stockholding requirements for directors: directors must hold 2,000 shares of Fuel Systems Common Stock within two years of adoption of the requirement or, with respect to newly elected directors, within two years of election to the Board.

Mr. Pompeo was recommended to the Nominating and Corporate Governance Committee by a non-management director.

Code of Ethics

Our Code of Business Conduct and Ethics applies to all directors, officers and employees, including our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer. You can find a copy of our Code of Business Conduct and Ethics on our website at www.fuelsystemssolutions.com. We will post any amendments to the Code of Business Conduct and Ethics on our website.

Director Compensation

From January 1, 2010 to December 31, 2010, the payment structure was as follows for our independent directors:

•	$20,000 one-time restricted stock grant to new independent Board members vesting in three equal annual installments (subject to continued service as a director, other than due to death or disability);

•	$10,000 cash to each independent Board member as one-third of the annual director fee;

•

$20,000 annual restricted stock grant to each independent Board member as two-thirds of the annual director fee, granted at the annual meeting and vesting on the day before the next annual meeting (subject to continued service as a director, other than due to death or disability);

•	$10,000 cash to the Lead Director as an annual fee;

•	$10,000 cash to the Audit Committee Chairman as an annual fee;

•	$5,000 cash to the Compensation Committee Chairman as an annual fee;

•	$5,000 cash to the Nominating and Corporate Governance Committee Chairman as an annual fee;

•	$20,000 cash to the Director serving on the committee to review Mr. Costamagna’s related persons transactions;

•	$2,500 cash to Audit Committee members as an annual fee;

•

$3,500 cash to each non-employee director per day of Board meeting attended in person if the Board meeting is held in the director’s home country. In addition, the Company will pay $9,000 cash to each non-employee director for each Board meeting attended in person, if the meeting is not held in the director’s home country. The $9,000 fee is a flat fee that is payable only once per meeting, no matter how long the meeting lasts;

•	$1,250 cash for each Board meeting attended telephonically;

•	$500 cash for all committee meetings attended telephonically per day (or “per visit”) by an independent Board member;

•	$500 cash for a Board or committee call to complete specific Board or committee business by an independent Board member; and

•	$0 for informational or update calls.

Effective January 1, 2011, the Board determined to pay $7,000 cash to each non-employee director for each Board meeting attended in person if the Board meeting is held in the director’s home country. The $7,000 fee is a flat fee that is payable only once per meeting, no matter how long the meeting lasts. The Board also determined to pay $1,000 cash for all committee meetings attended in person by a non-employee Board member. If there is more than one meeting per day or per visit, the $1,000 covers all meetings (Committee meetings held during in person Board meetings are not subject to this payment). Finally, the Board determined to pay $1,000 cash per day for non-employee Directors when working or traveling on a specific assignment required by the Board, that is not part of a Board meeting (an increase from $500).

At this time, the Board has determined that all of our non-employee directors are also independent directors. In the event that new directors join our Board who are not employees but who do not qualify as independent, the Board may revisit this compensation structure as it applies to non-employee directors who are not independent.

Participation in the Deferred Compensation Plan

In addition, non-employee directors are eligible to participate in our deferred compensation plan pursuant to which they may elect to defer a portion of their fees, which are invested in shares of our common stock. Until the middle of 2009, the Company matched 50% of the participant’s contribution up to an annual maximum of $12,500, which has been invested in shares of our common stock acquired in the open market and those shares become subject to vesting provisions. The Company no longer matches participant’s contributions.

As of December 31, 2010, Mr. Bryan and Mr. Di Toro were fully vested in the shares purchased through the deferred compensation plan with Company matching funds. As of December 31, 2010, Mr. Nall was 25% vested in the shares purchased through the deferred compensation plan with Company matching funds. As of July 1, 2010, when Mr. King resigned, he was 75% vested in the shares purchased through the deferred compensation plan with Company matching funds.

2010 Director Compensation Table

The following table sets forth a summary of the compensation earned by our non-employee directors pursuant to our director compensation policy for the year ended December 31, 2010:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Total ($)
Norman L. Bryan	$78,250	$20,000	$98,250
Marco Di Toro	59,750	20,000	79,750
Douglas R. King	32,250	20,000	32,250
James W. Nall	52,000	20,000	72,000
William J. Young	57,250	20,000	77,250
Aldo Zanvercelli	80,250	20,000	100,250
Joseph E. Pompeo	—	20,000	20,000

(1)	Each non-employee director receives an annual restricted stock grant with a grant date fair value of $20,000 on the day of our annual stockholder meeting. All directors, except Mr. Pompeo, received this restricted stock grant on May 20, 2010 and all of the grants will vested in full on May 18, 2011. Mr. Pompeo received his restricted stock grant after his appointment, on December 20, 2010, and it will vest annual over 3 years. Mr. King’s grant was forfeited upon his resignation on July 1, 2010.
(2)	As of December 31, 2010, shares of unvested restricted stock outstanding were as follows: Mr. Bryan 755, Mr. Di Toro 755, Mr. Nall 1,110, Mr. Young 913, Mr. Zanvercelli 755, and Mr. Pompeo 648. See Note 12 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K filed on March 3, 2011 (“2010 Form 10-K”) for a discussion of the calculation of the fair value of the restricted stock awards granted in 2010.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States.

The Audit Committee has

•	reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2010 with management and with the independent registered public accountants.

•

discussed with the independent registered public accountants the matters required to be discussed by the Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance”, as currently in effect (which Statement on Auditing Standards superseded Statement on Auditing Standards No. 61, “Communications with Audit Committees”);

•

received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with audit committees concerning auditor independence, and has discussed the independence of the independent registered public accountants with that firm; and

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accountants. The Audit Committee serves an oversight role where it receives information from, consults with and provides its views and directions to management and the independent registered public accountants on the basis of the information it receives and the experience of its members in business, financial and accounting matters.

April 15, 2011	The Audit Committee

James W. Nall, Chair
Norman L. Bryan
William J. Young
Joseph E. Pompeo

The foregoing report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, or incorporated by reference in any document so filed.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers as of April 4, 2011. Some background information on our executive officers follows:

Name	Age	Position
Mariano Costamagna	60	Chief Executive Officer and Director

Pietro Bersani	43	Chief Financial Officer

Michael Helfand	51	Senior Vice President Finance and Chief Accounting Officer

Matthew Beale	44	Co-President and Head of IMPCO Operations

Roberto Olivo	56	Co-President and Head of BRC Operations

Pier Antonio Costamagna	58	Managing Director of BRC and Director of Mechanical Engineering of MTM

Richard Nielsen	54	General Manager of IMPCO

Marco Seimandi	45	Marketing Director of MTM

Mariano Costamagna, 60, has served as a director of Fuel Systems since June 2003 and as Chief Executive Officer since January 1, 2005. His background is set forth under the director table.

Pietro Bersani, 43, became Chief Financial Officer effective April 4, 2011. Mr. Bersani had rendered, as a consultant, some professional services to MTM S.r.l., a subsidiary of BRC, since the middle of January 2011. Previously, Mr. Bersani had served as an audit senior manager at Deloitte & Touche S.p.A., formerly Arthur Andersen S.p.A in Italy. Mr. Bersani is a Certified Public Accountant and member of the American Institute of Certified Public Accountants with a significant experience in the accounting industry having rendered professional services ranging over audits of consolidated financial statements and reporting packages, comfort letters and Initial Public Offering (IPO) prospectus, M&A due diligences, assessments of internal control systems, identification processes of key performance indicators, risk factors and risk controls, agreed-upon procedures, other regulatory and other attest services. Mr. Bersani is also a Certified Public Auditor and a Chartered Certified Accountant in Italy where he developed a significant knowledge of IAS/IFRS and developed a significant industry expertise in automotive components, transportation-airlines and train, technology media telecommunications, pharmaceutical/chemical, advertising, retail and pay-TV. From May 2007 to July 2009 Mr. Bersani also served in the responsible position of audit senior manager at Deloitte Touche Tohmatsu Services Inc., based in New York, to help improve the quality standards of the audit practice, develop the network audit methodology and audit approach, and to help implement a network risk management system for client acceptance and engagement risk assessment. Mr. Bersani earned a BA and MA in Business Economics from L. Bocconi University, Italy.

Matthew Beale, 44, became Co-President of Fuel Systems and Head of IMPCO Operations with primary responsibility for North America effective April 4, 2011. Mr. Beale had been serving as our Chief Financial Officer since May 2009 and as our President and Secretary since May 2008. Previously, Mr. Beale had been serving as our Vice President of Business Development since February 2007. Prior to joining Fuel Systems, Mr. Beale served as managing director for CVS Partners, a corporate advisory firm focused on mergers, acquisitions and financings, based in Milan and London, starting in 2005. From 2000-2004, he served as vice president in the Milan office of Citigroup, providing corporate finance advisory services for private bank clients. Previously, his career included mergers and acquisitions and acquisition finance positions with JP Morgan in Milan and London. He earned a Bachelor of Arts degree in English from London University and a diploma in accounting and finance from the London School of Economics, as well as a Master of Business Administration from Instituto de Estudios Superiores de la Empresa (IESE), Barcelona, Spain. His foreign language proficiency includes Italian and Spanish.

Michael Helfand, 51, became our Senior Vice President Finance and Chief Accounting Officer in May 2009. Prior to joining Fuel Systems, and beginning in 2003, Mr. Helfand was a finance and accounting consultant serving clients in matters related to SEC registration material preparation; Sarbanes-Oxley engagements; and

financial review and systems development. From 2007 to 2008, he has served as the Interim Chief Financial Officer of Rothschild North America, Inc., a global investment bank. From 2006 to 2007, Helfand was the Executive Vice President of Finance and Interim CEO at WRC Media, Inc., a publishing company. Prior to consulting, he was Executive Vice President and CFO of Vestcom International, a NASDAQ company, from 1999 to 2003 and of World Color Press, a New York Stock Exchange company, in 1998. In addition, Helfand held various roles of increasing responsibility including Vice President and Assistant Controller at ABC, Inc., a division of the Walt Disney Company.

Roberto Olivo, 56, became Co-President of Fuel Systems and Head of BRC Operations with primary responsibility for Europe effective April 4, 2011. Mr. Olivo had been serving as Chief Operational Officer since January 1, 2009. Previously, Mr. Olivo had been serving as our general manager of IMPCO since September 2007, a role which Mr. Olivo had been serving as acting general manager of IMPCO since May 2007. Prior to working for IMPCO, and beginning in 2000, Mr. Olivo was an independent management consultant specializing in the automotive industry. In this capacity, he worked on several projects for Fuel Systems’ BRC subsidiary as well as clients such as Fiat, Ferrari Maserati Group and Daimler Chrysler. His professional career also includes extensive experience within the broader transportation and industrial sectors. He earned a Bachelor of Science degree in electrical engineering from Politecnico di Torino, Italy, and is proficient or fluent in Italian, English, German, French, Dutch/Flemish and Spanish.

Pier Antonio Costamagna, 58, has served as the Director of Mechanical Engineering of MTM, S.r.L., a wholly owned subsidiary of BRC, since its formation in 1977. Mr. Costamagna has also served as Managing Director of BRC, one of our wholly owned subsidiaries, since the company was established in 2001. MTM develops, manufactures and installs alternative fuel systems and components under the BRC Gas Equipment trademark. Mr. Costamagna and his family founded MTM in 1977, and Mr. Costamagna has served as MTM’s principal executive officer since that time. Mr. Costamagna is the brother of Mariano Costamagna, the Chief Executive Officer of Fuel Systems.

Richard Nielsen, 54, became our General Manager of IMPCO on January 1, 2009. He originally joined IMPCO in 1998, and has served in various roles of increasing responsibility, most recently as Director of Sales and Marketing. Prior to working for IMPCO, Mr. Nielsen worked in various sales, marketing and training positions within Superior Propane, Canada’s largest propane wholesaler and retailer. Mr. Nielsen began his automotive career at Advanced Automotive, one of Canada’s leading automotive conversion facilities.

Marco Seimandi, 45, is the Marketing Director of MTM, a wholly-owned subsidiary of BRC. He joined MTM in 1996 as Commercial Manager after his previous experience as Regional Commercial Manager of the French automotive component group Valeo. Mr. Seimandi has a PhD in aircraft engineering at Turin Polytechnic in Italy and a specialization in business administration from CEDEP/INSEAD Institute at Fontainebleau in France.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to beneficial ownership of our common stock as of January 31, 2011, as to:

•	Each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock;

•	Our Named Executive Officers;

•	Each of our directors; and

•	All our directors and executive officers as a group.

Except as otherwise indicated, all of the shares indicated in the table are shares of Fuel Systems common stock and each beneficial owner has sole voting and investment power with respect to the shares set forth opposite his or its name. For the purposes of calculating percentage ownership as of January 31, 2011, 20,028,968 shares were issued and 19,921,217 shares were outstanding, and, for any individual who beneficially owns shares of restricted stock that will vest or shares represented by options that are or will become exercisable within 60 days following January 31, 2011, those shares are treated as if outstanding for that person, but not for any other person. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Securities Act of 1934, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Fuel Systems Solutions, Inc., 780 Third Avenue, 25th Floor, New York, NY 10017.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percentage
5% Stockholders:
FMR LLC	2,546,856	(1)	12.8%
Kevin Douglas, Michelle Douglas, James E. Douglas, III, K&M Douglas Trust, Douglas Family Trust, James Douglas and Jean Douglas Irrevocable Descendants’ Trust	1,700,000	(2)	8.5%
SAM Sustainable Asset Management AG	1,136,200	(3)	5.7%
Directors and Executive Officers:
Pietro Bersani	—		*
Matthew Beale	765	(4)	*
Norman L. Bryan	4,926	(5)	*
Mariano Costamagna	3,338,230	(6)(7)	16.7%
Pier Antonio Costamagna	3,338,230	(7)(8)	16.7%
Marco Di Toro	558	(9)	*
Michael Helfand	—		*
James Nall	1,750	(10)	*
Richard Nielsen	—	(11)	*
Roberto Olivo	2,491	(12)	*
Joseph Pompeo	—	(13)	*
Marco Seimandi	6,000	(14)	*
William Young	1,357	(15)	*
Aldo Zanvercelli	3,926	(16)	*
All executive officers and directors as a group (14 persons)	3,360,003	(17)	16.8%

*	Indicates ownership of less than 1% of the Company’s common stock.
(1)	Based on an Amendment to a Schedule 13G Information Statement filed February 14, 2011 by FMR LLC. The Amended Schedule 13G discloses that Fidelity Variable Insurance Products Mid Cap Portfolio, a

wholly-owned subsidiary of FMR, is the beneficial owner of 1,345,217 shares of Fuel Systems common stock. FMR and Edward C. Johnson 3d, the Chairman of FMR, each has sole power to dispose of 2,082,131 of the shares reported in the table. The Amended Schedule 13G also discloses that Strategic Advisers, Inc, a wholly-owned subsidiary of FMR, is the beneficial owner of 455,040 shares of Fuel Systems common stock and that Edward C. Johnson 3d has sole voting and dispositive power over 9,685 shares of Fuel Systems common stock. The address of FMR, Fidelity Variable Insurance Products Mid Cap Portfolio, and Strategic Advisers, Inc. is 82 Devonshire Street, Boston, MA 02109.

(2)	Based on an Amendment to a Schedule 13G Information Statement filed February 11, 2011 by Kevin Douglas, Michelle Douglas, James E. Douglas, III, K&M Douglas Trust, Douglas Family Trust, James Douglas and Jean Douglas Irrevocable Descendants’ Trust. The Amended Schedule 13G discloses that Kevin Douglas and his wife, Michelle Douglas, hold 680,000 shares jointly as the beneficiaries and co-trustees of the K&M Douglas Trust. In addition, Kevin Douglas and Michelle Douglas are co-trustees of the James Douglas and Jean Douglas Irrevocable Descendants’ Trust, which holds 561,000 shares. The Amended Schedule 13G also discloses that Kevin Douglas has dispositive power over 170,000 shares held by James E. Douglas, III and 289,000 shares held by the Douglas Family Trust, in addition to the shares previously listed. The principal business office of the Filers is located at 125 E. Sir Francis Drake Blvd., Suite 400, Larkspur, CA 94399.
(3)	Based on an Amendment to a Schedule 13G Information Statement filed February 14, 2011 by SAM Sustainable Asset Management AG. SAM Sustainable Asset Management AG has sole power to dispose of the shares reported in the table. The address of SAM Sustainable Asset Management AG is Josefstrasse 218, 8005 Zurich, Switzerland.
(4)	Does not include 470 shares of unvested restricted stock held by Mr. Beale.
(5)	Does not include 755 shares of unvested restricted stock held by Mr. Bryan, as well as 2,565 shares invested in the Company’s deferred compensation plan in Mr. Bryan’s name.
(6)	Includes 25,000 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2011, and 1,604,589 shares held by Pier Antonio Costamagna and his wife, to which he disclaims beneficial ownership. Does not include 377 shares of unvested restricted stock held by Mr. Costamagna.
(7)	Pier Antonio Costamagna, Chief Engineering Officer, is the brother of Mariano Costamagna, Chief Executive Officer, President and director.
(8)	Includes 20,000 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2011, and 1,733,641 shares held by Mariano Costamagna and his wife, to which he disclaims beneficial ownership.
(9)	Does not include 755 shares of unvested restricted stock held by Mr. Di Toro, as well as 1,548 shares invested in the Company’s deferred compensation plan in Mr. Di Toro’s name.
(10)	Does not include 1,110 shares of unvested restricted stock held by Mr. Nall, as well as 933 shares invested in the Company’s deferred compensation plan in Mr. Nall’s name.
(11)	Does not include 540 shares of unvested restricted stock held by Mr. Nielsen.
(12)	Does not include 681 shares of unvested restricted stock held by Mr. Olivo and includes 1,000 shares owned by Mr. Olivo’s wife.
(13)	Does not include 648 shares of unvested restricted stock held by Mr. Pompeo.
(14)	Includes 6,000 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2011.
(15)	Does not include 913 shares of unvested restricted stock held by Mr. Young.
(16)	Does not include 755 shares of unvested restricted stock held by Mr. Zanvercelli.
(17)	Includes an aggregate of 51,000 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2011.

Equity Compensation Plan Information

All of our equity compensation plans have been approved by our stockholders. The following table sets forth information about our common stock that may be issued under our equity compensation plans as of December 31, 2010:

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Stockholders	62,750	$11.28	536,729
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	62,750	11.28	536,729

(1)	Includes 132,436 shares of common stock available for issuance under our stock option plans, as well as 7,641 and 396,652 shares of restricted stock available for issuance under our 2006 Equity Incentive Plan and 2009 Restricted Stock Plan, respectively. We currently have no intention to issue any stock options under any of our stock option plans in the foreseeable future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Fuel Systems common stock. Executive officers, directors and owners of greater than 10% of our stock are required by SEC regulations to furnish copies of all Section 16(a) reports they file. Based solely upon a review of the filings furnished pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934 or advice that no filings were required, all filing requirements of Section 16(a) were timely complied with during the year ended December 31, 2010, except for the following: the Company failed to assist Mr. Bryan in filing his Form 4s timely to report three transactions involving purchases of stock under the Company’s deferred compensation plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we discuss certain aspects of our compensation policies as they apply to our Chief Executive Officer, our Chief Financial Officer and our three other most highly-compensated executive officers in 2010. We refer to these five individuals throughout as the “Named Executive Officers.” Our discussion and the following tabular disclosure focuses on compensation and policies relating to the year ended December 31, 2010 and action after the end of the year related to compensation for the year ended December 31, 2010.

Operation of the Compensation Committee

The Compensation Committee is appointed by the Board of Directors to approve and evaluate all of the Company’s compensation programs, policies and plans, as they affect the executive officers. During 2010, the Compensation Committee consisted of three outside, non-employee directors who were considered to be independent under the Nasdaq Marketplace Rules. The Compensation Committee held four meetings in 2010, most of which included “executive sessions” where members of management were not present. As of December 31, 2010, the Compensation Committee comprised of Messrs. Young, Nall and Zanvercelli with Mr. Young being the chairman.

The Compensation Committee is directly responsible for the evaluation of the performance of the Chief Executive Officer, or CEO, and the associated adjustments to the elements of his compensation package, as discussed in more detail below. Each year, the Compensation Committee conducts an evaluation of the CEO and his role in the Company’s performance.

With respect to the executive officers, the Compensation Committee receives compensation recommendations from the CEO and approves or modifies them in the exercise of its judgment based on the Board’s interactions with the Named Executive Officers. Ultimately, the Compensation Committee has full discretion to make compensation decisions for our executive officers, bound only by the Company’s pre-existing contractual obligations.

Compensation Philosophy

Our compensation policies are designed to reward management based on our financial results and therefore take into account our operating results and expectations for continued growth and enhanced profitability. Overall, we seek to provide compensation packages that allow us to retain key executives, while being tailored to the unique characteristics of our Company.

We wish to reinforce the importance of the Company’s continued profitability and revenue growth in our compensation structure. To that end, we established the 2009 Incentive Bonus Plan and 2009 Restricted Stock Plan (“the 2009 Plans”) which enable our executives to share in the Company’s financial success. Under the 2009 Plans, a bonus pool may be established using Company performance criteria including operating profits and revenue. In addition, we value the concept of rewarding all employees, and not just our executives, for the Company’s successes. Implementing these priorities, the 2009 Plans permit bonuses to be awarded to any employee at any of our worldwide locations from the bonus pool.

Since the adoption of the 2009 Plans, we have not provided any incentive compensation, in the form of equity or cash, to our executive officers outside of the plan (other than on an exception basis which are individually negotiated). We believe our incentive compensation philosophy motivates our executives and our rank and file employees to share the same goal with our stockholders: maximizing profits.

Engagement of a Compensation Consultant

The Compensation Committee has the authority and access to the funds to engage outside compensation consultants to analyze compensation issues as we deem appropriate. The Compensation Committee does not currently use the services of a compensation consultant and did not retain such services in 2010. Total compensation for our key executives, including base salary, bonus incentives and equity awards, is generally targeted at or below the median of our competitive marketplace for executive talent. The Compensation Committee believes that compensation decisions require judgment and should reflect individual circumstances and Company philosophy, in addition to market pay levels and trends.

Elements of Compensation

Compensation for each executive officer for 2010 consisted of a base salary, the opportunity to receive an annual incentive compensation in the form of cash and/or restricted stock under the 2009 Plans, the opportunity to receive an additional cash bonus at the discretion of the Compensation Committee, and assorted other benefits and perquisites. We provide a base salary and benefits package that management and the Compensation Committee believe is consistent with market practice which allows us to retain key executives and employees.

The opportunity to receive incentive compensation under the 2009 Incentive Bonus Plan in 2011 and forward focuses our executive officers on short-term performance and provides them with an immediate reward, while the restricted stock grants under the 2009 Restricted Stock Plan provides the Compensation Committee the flexibility to grant long-term incentives designed to encourage the achievement of corporate goals and the growth of stockholder value over the longer term. We prefer to grant restricted stock over stock options to employees as an equity incentive. We have not granted stock options to any employees or directors for several years, and we do not intend to grant any stock options in the foreseeable future. We have not established minimum stock ownership guidelines for our executive officers or adopted a policy requiring them to retain their Fuel Systems stock for any period of time.

Base Salary

The Compensation Committee has the authority to set the CEO’s compensation.

In January 2010, the Company amended its employment agreement with Mr. Costamagna. Mr. Costamagna will receive a base salary of $145,000 paid in U.S. Dollars plus €335,000 paid in Euros. Mr. Costamagna will also be eligible for consideration for an annual bonus under the Company’s 2009 Incentive Bonus Plan and 2009 Restricted Stock Bonus Plan, and will be eligible to participate in other general employee benefits the Company maintains for its employees. Mr. Costamagna will not receive any other type of compensation as a director, officer, or by virtue of any other position with the Company or any of its subsidiaries.

Our CEO annually reviews the performance of our other Named Executive Officers and subsequently presents conclusions and recommendations regarding these officers, including proposed salary adjustments, to the Compensation Committee. The committee then makes the final decision regarding any adjustments or awards. The review of performance by the Committee and the CEO of other executive officers is a subjective assessment of each executive’s contribution to Company or division performance, leadership qualities, strengths and weaknesses and the individual’s performance relative to goals set by Mariano Costamagna and the Compensation Committee. The Compensation Committee and the CEO do not systematically assign a weight to the factors they consider, and may, in their discretion, consider or disregard any one factor that, in their discretion is important to or irrelevant for a particular executive.

In 2010, the CEO did not request any increases in base compensation for the Named Executive Officers from the Compensation Committee, except an increase to Mr. Richard Nielsen, whose salary was increased to $290,000 effective September 5, 2010 (Mr. Nielsen previous salary was $225,000 plus a cost of living adjustment of $49,200, which was rolled into his new salary effective September 5, 2010).

Incentive Compensation

The 2009 Plans are administered by the Compensation Committee, which has final decision-making authority over its implementation. Executive employees, including our Named Executive Officers, participate in the 2009 Plans on the same terms as all other employees. The plans are dynamic enough to provide us with the framework to grant cash incentive compensation and/or grant restricted stock awards as bonus compensation. This flexibility allows us to provide a combination of short- and long-term incentives as we determine appropriate. The plans also emphasize our commitment to stockholder value since profitability is the primary determinant of the incentive compensation pool given to our employees.

Since August 2009, all employees of the Company and its subsidiaries worldwide are eligible to participate in the 2009 Plans if they have been employed for at least the final six months of the applicable year and if they are employed by the Company or any of its subsidiaries on the date that awards are given. None of the Company’s employees (including the Named Executive Officers) are guaranteed incentive compensation. Usually, an eligible employee will only receive his or her incentive compensation from the pool for the year and, if applicable, as the Committee determines, if that employee has successfully met his or her individual performance goals for that year. We believe the 2009 Plans enhance the Company’s compensation structure and strategy and encourage results-oriented actions on the part of all employees throughout the Company.

After the end of each year, the Company determines the size of the incentive compensation pool for distribution to eligible employees. The awards to eligible employees will be distributed out of this pool to all eligible employees. An eligible employee will not receive some or all of an award if he or she does not meet his or her performance goals. Incentive compensation can be paid in cash, in shares of time-vesting restricted stock or in a combination of the two, at the option of the Compensation Committee.

Incentive compensation pools under each Plan were established for the BRC division and the IMPCO division. For 2010, the pool for each division consisted of 0.2% of revenues for IMPCO and 0.1% for BRC, 0.8% of operating income and 1.5% of net income of both divisions. Employees of Fuel Systems, generally our US based accounting and finance staff, may be considered as part of either the BRC or IMPCO division. The incentive compensation pool first is divided among reporting levels at each division. An individual employee’s incentive compensation award is determined upon the employee’s relative membership in his or her reporting level (based upon the percentage of his or her salary to the total salaries included in the employee’s reporting level).

Incentive compensation payments are earned based upon the achievement of a variety of division and Company level goals and objectives, including the achievement of certain revenue and gross profit targets, none of which represent a predominant portion of the overall targets. The 2009 Plans allow more senior employees, including the Named Executive Officers, to be eligible to earn a multiple of the bonus based on the achievement of higher levels of performance against target. The additional awards range from 20%, 50% to 100% of the base incentive compensation award. Discretionary bonuses outside the 2009 Plans are available based upon the recommendation of the CEO and the approval of the Compensation Committee.

Based on the financial matrix for 2010, the Compensation Committee determined that all of the Company’s eligible employees including the Named Executive Officers would receive incentive compensation in 2011 based upon 2010 results. The Compensation Committee determined the amount of individual awards in conjunction with the CEO’s calculation of the incentive compensation pool and target achievements. The incentive compensation pool was divided among the executive officers generally in proportion to the relative base salaries of those executive officers.

The Compensation Committee decided that for the 2011 bonus based upon 2010 results the total compensation amount for each senior executive officer of Fuel Systems or IMPCO and for all BRC employees would be paid in cash.

Additional Cash Bonus Compensation

Discretionary bonuses are available based upon the recommendation of the CEO and the approval of the Compensation Committee. The Compensation Committee determined to pay Mariano Costamagna a €29,000 bonus (approximately $38,219) in order to reflect changing currency conversion rates. In addition, the Compensation Committee determined to pay the certain other employees discretionary bonus in order to make compensation more competitive for those employees during 2010 and in order not to distinguish between Italian and US executives, including the following: $20,377 to Mr. Roberto Olivo, $14,171 to Mr. Pier Antonio Costamagna and $42,909 to Mr. Richard Nielsen.

Other Benefits and Perquisites

We provide broad-based benefits and perquisites for our employees and their dependents, portions of which are paid for by the employee. Benefits include, among other things, life insurance, health insurance, dental insurance, vision insurance, 401(k) participation, dependent and healthcare reimbursement accounts, vacation time and holidays. The employee benefits for our Named Executive Officers are generally the same as those provided for our other salaried employees.

We maintain a retirement savings plan, or a 401(k) plan, for the benefit of our eligible employees, those who are at least 21 years old and paid from the United States. Currently, employees may elect to defer their compensation up to the statutorily prescribed limit. Our matching employee contributions are discretionary up to a limit of 100% of the first 3% of compensation contributed by employees each pay period. The company suspended the 401(k) match in March 2009. An employee’s interests in his or her deferrals are 100% vested when contributed. After two years of employment, the participant is 25% vested in the employer’s matching contributions. Each year thereafter, an additional 25% of the employer’s matching contributions vests, resulting in full vesting after five years of employment. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As such, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deducible by us when made.

We do provide some perquisites as additional benefits that are convenient for our executive officers when faced with the demands of their positions. For example, Messrs. Beale and Nielsen received an automobile allowance of $12,000 each in 2010.

Tax Issues

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits amounts that can be deducted for compensation paid to certain executives to $1.0 million unless certain requirements are met. No executive officer receives compensation in excess of $1.0 million, and therefore, all compensation amounts are deductible at present. The Compensation Committee will continue to monitor the applicability of Section 162(m) to our compensation program.

Amounts that are deferred or which become vested under our nonqualified deferred compensation programs (including our 2006 Incentive Bonus Plan) after December 31, 2004, are subject to Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty. We believe that our plans subject to Section 409A comply with Section 409A as permitted by the proposed regulations issued by the Internal Revenue Service.

Compensation upon Termination

Other than Mariano Costamagna, our Named Executive Officers do not have specific severance arrangements for themselves.

Mariano Costamagna’s Severance Arrangements. The termination of employment provisions included in Mr. Costamagna’s employment agreement were entered into not only to address competitive concerns originating from when he was originally recruited, but also as part of the negotiated terms of Fuel Systems’ acquisition of BRC, which was previously owned by Mr. Costamagna and his family members.

According to the terms of his employment agreement, if during the term of Mr. Costamagna’s employment we terminate his employment other than for “cause” or disability or if he resigns for “good reason,” we must pay him a severance payment of $5.0 million divided into five equal installments (the first of which is due on the 60th day following termination with subsequent installments due on each annual anniversary of termination); provided that Mr. Costamagna abides by certain covenants limiting his ability to compete with us, solicit our employees or interfere with our business during those four years following his termination. Accordingly, our right to terminate his employment without triggering this payment obligation is limited to circumstances in which we terminate him for “cause” such as if (1) he engages in gross negligence or willful misconduct, including but not limited to criminal conduct, that injures the reputation of the company or otherwise adversely affects the material interests of the company; (2) he continues to refuse to perform his substantial job functions after written notice; (3) he refuses to cooperate in any audit or investigation of the financial statements or business practices of the company; or (4) he fails to take corrective action to remedy any acts or omissions within twenty business days after written notice indicating that such failure to remedy such conduct is grounds for termination.

Similarly, Mr. Costamagna may resign for “good reason” and claim the severance payment if, after having given the company written notice and an opportunity to cure the defect: (1) his title, duties, responsibilities or status are materially diminished, (2) his base salary is reduced, (3) there is a material adverse deviation from the company’s bonus determination policies, or (4) his responsibilities are delegated to another person such that his authority or overall level of responsibility within the company has been materially diminished.

If, following a change of control, we terminate Mr. Costamagna’s employment other than for “cause” or disability or if he resigns for “good reason,” then, unless the board of directors determines otherwise at the time of the change of control, his severance amount would no longer be $5.0 million but would instead be the product of 2.99 and the greater of (i) his salary at the time of termination or immediately before the change of control and (ii) the average annual cash bonus earned for the three full years preceding his termination. A change of control will be deemed to have occurred if a person or group of related people acquires enough of the company’s common stock to elect a majority of the board of directors of the company or if a person or group of people purchase all or substantially all of the company’s and its subsidiaries’ assets. If there were a change of control of the company while Mr. Costamagna was receiving severance payments in accordance with the previous paragraph, then Mr. Costamagna would forfeit his remaining severance payment installments, unless the Board specifically determines that they should be paid. If the Board determines that Mr. Costamagna will not forfeit his remaining severance payments following a change of control, such remaining severance payments shall continue to be paid to Mr. Costamagna as described in the previous paragraph; provided that if the change of control is also a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, Mr. Costamagna shall be paid the remaining severance payments in a cash lump sum upon the occurrence of such change of control.

As a result of these provisions in his employment agreement, any decision on our part to terminate Mariano Costamagna, other than for cause or disability prior to December 31, 2012 would be extremely costly to us.

Treatment of Incentive Compensation under the 2009 Plans. No employee is eligible to receive an incentive compensation award (in cash or restricted stock) if he or she is not employed by the Company on the date the awards are made. Therefore, even if one of our Named Executive Officers was eligible in all other respects to receive incentive compensation under the 2009 Plans (for example, he worked for a profitable division, he met his personal performance goals and was employed by the Company or one of its subsidiaries for at least the final six months of the fiscal year), he would not be entitled to any award unless he continued to be employed by the Company on the award grant date.

If any employee who has received a restricted stock award under our plans leaves the Company for any reason, his or her restricted stock that remains unvested on the date of termination is forfeited.

Treatment of Stock Option Awards. As of December 31, 2010, Messrs. Mariano Costamagna and Pier Antonio Costamagna were the only Named Executive Officers to have outstanding stock options. All of these executives’ stock options were fully vested, therefore the termination of either individual’s employment or a merger or sale of all or substantially all of the Company’s assets would have no effect on this portion of their compensation.

Conclusion

Our compensation policies are designed to retain and motivate our senior executive officers and to ultimately reward them for outstanding individual and corporate performance. We will continue to monitor these policies to gauge whether they are meeting our expectations and are willing to change them as necessary to accomplish our goals.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with the management of the Company and, based on the review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

William J. Young, Chairman
James W. Nall
Aldo Zanvercelli

The foregoing report of the Compensation Committee of the Board of Directors shall not be deemed to be soliciting material or to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, or incorporated by reference in any documents so filed.

Compensation Committee Interlocks and Insider Participation

Messrs. Nall, Young and Zanvercelli served as members of the Compensation Committee in 2010. None of these persons is or has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and directors who serve as executive officers of such entities.

Summary Compensation Table

The following table summarizes the compensation of our Named Executive Officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Mariano Costamagna (Chief Executive Officer and Director)(7)	2010 2009 2008	$589,344 513,241 360,000		$38,219 — —	$	— — 28,086	$111,176 75,933 —	$1,411 1,446 159,956	(2) (2) (2)	$740,150 590,620 548,042

Matthew Beale (Co-President and Head of IMPCO Operations, former President, Chief Financial Officer and Secretary)(8)	2010 2009 2008	$350,000 323,846 226,154	$	— — —	$	— 7,046 10,937	$58,786 51,771 31,128	$42,654 12,555 12,090	(3) (3) (3)	$451,440 395,218 280,309

Roberto Olivo (Co-President and Head of BRC Operations, former Chief Operational Officer)(7)	2010 2009 2008	$231,897 220,999 225,016		$20,377 — —	$	— 6,066 30,039	$44,623 33,631 3,249	$17,870 14,511 19,819	(4) (4) (4)	$314,767 275,207 278,123

Pier Antonio Costamagna (Director of Mechanical Engineering of MTM)(7)	2010 2009 2008	$397,920 418,187 441,402		$14,171 — —	$	— — —	$59,829 63,666 58,711	$1,024 1,045 132	(5) (5) (5)	$472,944 482,898 500,245

Richard Nielsen (General Manager of IMPCO)(9)	2010 2009	$282,100 232,115		$42,909 —	$	— 5,336	$22,091 18,815	$12,029 63,582	(6) (6)	$359,129 319,848

(1)	The fair value of restricted stock grants is computed in accordance with FASB ASC 718. See Note 12 of the notes to the consolidated financial statements included within the Annual Report on Form 10-K for a discussion of the calculation of the fair value of these awards.

(2)	Of this amount for 2010, $1,411 represents life insurance premiums paid by the Company. Of this amount for 2009, $1,446 represents life insurance premiums paid by the Company. Of this amount for 2008, $147,134 represents board fees for Mariano Costamagna’s service on MTM’s board (€100,000 converted into U.S. dollars based on the average interbank currency exchange rate for the year ended December 31, 2008), $7,357 represents board fees for Mr. Costamagna’s service on Zavoli’s board (€5,000 converted into U.S. dollars based on the average interbank currency exchange rate for the year ended December 31, 2008), $519 represents life insurance premiums paid by the Company and $4,946 represents the value of space that Mr. Costamagna uses in one of our facilities in which to store some of his personal automobiles.
(3)	Of this amount for 2010, $90 represents life insurance premiums paid by the Company, $12,000 represents an automobile allowance, and $30,564 represents an allowance for Mr. Beale relocation to New York. Of this amount for 2009, $93 represents life insurance premiums paid by the Company and $12,462 represents an automobile allowance. Of this amount for 2008, $90 represents life insurance premiums paid by the Company and $12,000 represents an automobile allowance.
(4)	Of this amount for 2010, $2,340 represents life insurance premiums paid by the Company and $15,531 represent Company match on deferred severance compensation, in accordance with the Italian TFR legislation. Of this amount for 2009, $2,163 represents life insurance premiums paid by the Company and $12,348 represent Company match on deferred severance compensation, in accordance with the Italian TFR legislation. Of this amount for 2008, $7,596 represents 401(k) matching contributions paid by the Company, $223 represents life insurance premiums paid by the Company and $12,000 represents an automobile allowance.
(5)	For 2010, 2009, and 2008 these amount represents life insurance premiums paid by the Company.
(6)	Of this amount for 2010, $29 represents life insurance premiums paid by the Company and $12,000 represents an automobile allowance. Of this amount for 2009, $51,092 represents a cost of living adjustment for Mr. Nielsen’s relocation to California, $29 represents life insurance premiums paid by the Company, and $12,461 represents an automobile allowance.
(7)	Messrs Mariano Costamagna and Roberto Olivo each receive a portion of their compensation in US Dollars, and a portion in Euros. Mr. Pier Antonio Costamagna receives his salary entirely in Euros. Amounts in Euros have been converted to US Dollars based on the average interbank currency exchange rate for the applicable year.
(8)	Mr. Matthew Beale’s salary increased to $350,000 effective May 14, 2009.
(9)	Mr. Richard Nielsen’s salary was increased to $290,000 effective September 5, 2010.

Employment Agreements with Named Executive Officers

Mariano Costamagna’s Employment Agreement

Mariano Costamagna, BRC’s co-founder, our Chief Executive Officer and a member of our Board of Directors, has entered into an employment agreement with us that is effective from January 1, 2009 until December 31, 2012. Under this agreement, Mr. Costamagna will continue to serve as the Company’s Chief Executive Officer until December 31, 2012. Beginning January 2010, Mr. Costamagna’s annual base salary will be $145,000 paid in U.S. dollars plus €335,000 paid in Euros. Mr. Costamagna will also be eligible for consideration for an annual bonus under the Company’s 2009 Incentive Bonus Plan and 2009 Restricted Stock Bonus Plan and will be eligible to participate in other general employee benefits the Company maintains for its employees. Mr. Costamagna will not receive any other type of compensation as a director, officer, or by virtue of any other position with the Company or any of its subsidiaries.

We may, at our sole discretion, obtain a key person life insurance policy on Mr. Costamagna payable to us in an amount of not less than $20 million. In the event of Mr. Costamagna’s death while we have such an outstanding life insurance policy in effect for him, we must offer to repurchase up to $10 million of Fuel Systems common stock from Mr. Costamagna’s beneficiaries with the proceeds of the insurance policy.

If, during the term of Mr. Costamagna’s employment, we terminate his employment other than for “cause” or disability or if he resigns for “good reason,” we must pay him a severance payment of $5.0 million divided into five equal installments (the first of which is due on the 60th day following termination with subsequent installments due on each anniversary of termination); provided that Mr. Costamagna abides by certain covenants limiting his ability to compete with the company, solicit its employees or interfere with its business during those four years following his termination. Accordingly, our right to terminate his employment without triggering this payment obligation is limited to circumstances in which we terminate him for “cause” such as if (1) he engages in gross negligence or willful misconduct, including but not limited to criminal conduct, that injures the reputation of the company or otherwise adversely affects the material interests of the company; (2) he continues to refuse to perform his substantial job functions after written notice; (3) he refuses to cooperate in any audit or investigation of the financial statements or business practices of the company; or (4) he fails to take corrective action to remedy any acts or omissions within twenty business days after written notice indicating that such failure to remedy such conduct is grounds for termination. Similarly, Mr. Costamagna may resign for “good reason” and claim the severance payment if, after having given the company written notice and an opportunity to cure the defect: (1) his title, duties, responsibilities or status are materially diminished, (2) his base salary is reduced, (3) there is a material adverse deviation from the company’s bonus determination policies, or (4) his responsibilities are delegated to another person such that his authority or overall level of responsibility within the company has been materially diminished. As a result of these provisions in his employment agreement, any decision on our part to terminate Mariano Costamagna, except for cause or disability, prior to December 31, 2012 would be extremely costly to us.

If, following a change of control, we terminate Mr. Costamagna’s employment other than for “cause” or disability or if he resigns for “good reason,” then, unless the board of directors determines otherwise at the time of the change of control, his severance amount would no longer be $5.0 million but would instead be the product of 2.99 and the greater of (i) his salary at the time of termination or immediately before the change of control and (ii) the average annual cash bonus earned for the three full years preceding his termination. A change of control will be deemed to have occurred if a person or group of related people acquires enough of the company’s common stock to elect a majority of the board of directors of the company or if a person or group of people purchase all or substantially all of the company’s and its subsidiaries’ assets. If there were a change of control of the company while Mr. Costamagna was receiving severance payments in accordance with the previous paragraph, then Mr. Costamagna would forfeit his remaining severance payment installments, unless the Board specifically determines that they should paid. If the Board determines that Mr. Costamagna will not forfeit his remaining severance payments following a change of control, such remaining severance payments shall continue to be paid to Mr. Costamagna as described in the previous paragraph; provided that if the change of control is also a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, Mr. Costamagna shall be paid the remaining severance payments in a cash lump sum upon the occurrence of such change of control.

If any benefit provided or to be provided to Mr. Costamagna would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by him with respect to such excise tax, then Mr. Costamagna shall be entitled to receive an additional gross-up payment in an amount such that after payment by Mr. Costamagna of any excise tax (and all other income, employment, excise and other taxes that are imposed on the gross-up payment), Mr. Costamagna retains an amount of the gross-up payment equal to the sum of (A) the excise tax imposed upon any benefit provided or to be provided to Mr. Costamagna and (B) the product of any deductions disallowed because of the inclusion of the gross-up payment in Mr. Costamagna’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the gross-up payment is to be made.

Outstanding Equity Awards at Fiscal Year End 2010

The following table provides a summary of stock option and unvested restricted stock awards held by the Named Executive Officers that were outstanding as of December 31, 2010. All stock options held by the Named Executive Officers were exercisable as of December 31, 2010.

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)
Name	Exercisable
Mariano Costamagna	—	—	—	377	(1)	$11,076
	10,000	$15.20	5/27/2013	—		—
	1,500	14.34	10/1/2013	—		—
	6,000	17.06	10/1/2013	—		—
	7,500	11.40	5/17/2014	—		—
Matthew Beale	—	—	—	147	(1)	4,319
				323	(2)	9,490
Roberto Olivo	—	—	—	403	(1)	11,840
				278	(2)	8,168
Pier Antonio Costamagna	10,000	6.12	5/27/2013	—		—
	10,000	11.40	5/17/2014	—		—
Richard Nielsen	—	—	—	296	(1)	8,696
				244	(2)	7,169

(1)	These shares of restricted stock will vest May 6, 2011.
(2)	These shares of restricted stock will vest in equal installments on March 18, 2011 and March 18, 2012.

(3) Option Exercises and Stock Vested in 2010

The following table provides a summary of shares of restricted stock held by the Named Executive Officers that vested during 2010. None of the Named Executive Officers exercised options during 2010.

	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mariano Costamagna	479	$13,905
	377	10,680
Matthew Beale	147	4,165
	162	5,192
Roberto Olivo	404	11,445
	139	4,455
Pier Antonio Costamagna	—	—
Richard Nielsen	96	2,787
	296	8,386
	123	3,942

Pension Benefits

We do not have any pension plans.

Nonqualified Deferred Compensation in 2010

Our Named Executive Officers are eligible to participate in our deferred compensation plan. However, none of the Named Executive Officers elected to participate in this plan in 2010 or earlier. None of the Named Executive Officers withdrew any funds or received a distribution of any funds from the plan in 2010.

Potential Payments upon Termination or Change in Control

Other than Mr. Mariano Costamagna, our Named Executive Officers do not have severance arrangements.

Mariano Costamagna’s Severance Arrangements. According to Mariano Costamagna’s employment agreement, if during the term of his employment we terminate his employment other than for “cause” or disability or if he resigns for “good reason,” we must pay him a severance payment equal to $5.0 million divided into five equal installments (the first of which is due on the 60th day following termination with subsequent installments due on each annual anniversary of termination); provided that Mr. Costamagna abides by certain covenants limiting his ability to compete with us, solicit our employees or interfere with our business during those four years following his termination.

If, following a change of control, we terminate Mr. Costamagna’s employment other than for “cause” or disability or if he resigns for “good reason,” then, unless the board of directors determines otherwise at the time of the change of control, his severance amount would no longer be $5.0 million but would instead be the product of 2.99 and the greater of (i) his salary at the time of termination or immediately before the change of control and (ii) the average annual cash bonus earned for the three full years preceding his termination. A change of control will be deemed to have occurred if a person or group of related people acquires enough of the company’s common stock to elect a majority of the board of directors of the company or if a person or group of people purchase all or substantially all of the company’s and its subsidiaries’ assets. If there were a change of control of the company while Mr. Costamagna was receiving severance payments in accordance with the previous paragraph, then Mr. Costamagna would forfeit his remaining severance payment installments, unless the Board specifically determines that they should paid. If the Board determines that Mr. Costamagna will not forfeit his remaining severance payments following a change of control, such remaining severance payments shall continue to be paid to Mr. Costamagna as described in the previous paragraph; provided that if the change of control is also a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, Mr. Costamagna shall be paid the remaining severance payments in a cash lump sum upon the occurrence of such change of control. If Mr. Costamagna’s employment with the Company had been terminated on December 31, 2010 immediately following the occurrence of a change in control, he would have been entitled to a payment of $1,762,139, payable either in five equal installments (the first of which is due on the 60th day following termination with subsequent installments due on each annual anniversary of termination) or a lump sum on the 60th day following termination.

As of December 31, 2010, Messrs. Mariano Costamagna and Pier Antonio Costamagna were the only Named Executive Officers to have outstanding stock options. All of these executives’ stock options were fully vested; therefore, the termination of either individual’s employment or a merger or sale of all or substantially all of the Company’s assets would have no effect on this portion of their compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Parties

Pursuant to our Code of Ethics (a copy of which may be found on our website, www.fuelsystemssolutions.com), all of our directors, officers and employees and those of our subsidiaries are required to disclose to our Board of Directors (for all directors and executive officers) or our human resources manager (for our other employees) any direct or indirect relationship that reasonably could be expected to give rise to an actual or apparent conflict of interest between any of them, personally, and us or our subsidiaries. In approving or rejecting a proposed transaction, the disinterested members of our Board of Directors or our human resources manager, as applicable, will consider the facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. The Nominating and Corporate Governance Committee and the Audit Committee have developed certain procedures to periodically review and as necessary approve related party transactions with the entities owned in whole or in part by Mr. Costamagna and his family. After concluding their review, they will only approve those transactions that, in light of known circumstances, are in or are not inconsistent with, the Company’s interests, as they determine in good faith. Any approval of a material transaction is then presented to the Board of Directors for approval (without Mr. Costamagna present or voting).

Family Relationships among Executive Officers

Mariano Costamagna, our Chief Executive Officer and member of our Board of Directors, is the brother of Pier Antonio Costamagna, Managing Director of BRC and Director of Mechanical Engineering of MTM, wholly owned subsidiaries of Fuel Systems. Mariano Costamagna is also the brother-in-law of Margherita Piumatti, Human Resources Manager of MTM. Ms. Piumatti’s annual salary is approximately $88,000 using the average Euro to U.S. dollar exchange rate for the year ended December 31, 2010.

Transactions with Entities Owned or Controlled by the Costamagna Family

BRC, our wholly owned subsidiary, leases eight buildings in Italy under separate facility agreements from IMCOS Due S.r.L., a real estate investment company owned 100% by Messrs. Mariano Costamagna, Pier Antonio Costamagna and members of their immediate families. The terms of these leases reflect the fair market value of such properties based upon an appraisal conducted at the time of the leasing transaction. These lease agreements begin to expire in 2011, with the last agreement ending in 2016. The Company paid IMCOS Due S.r.L. lease payments of $1.7 million, $1.6 million, and $1.5 million in 2010, 2009, and 2008, respectively, based on the average exchange rate for the year ended December 31, 2010.

Mariano Costamagna and his immediate family own 100% of BR Co. S.r.l. The Company purchased approximately $47,000 of products from BR Co. S.r.L in 2010.

Mariano and Pier Antonio Costamagna and their family members own 100% of Biemmedue S.r.l. The Company purchased approximately $0.1 million of products from Biemmedue in 2010. We purchase fixed assets and other mechanical components from Biemmedue.

Mariano and Pier Antonio Costamagna and their family members own 100% of Biemmedue S.r.l. which owns 100% of A.R.S. Elettromeccanica. In 2010, the Company purchased approximately $2.1 million of products from A.R.S. Elettromeccanica. We purchase mechanical components from A.R.S., which are placed in our electronic devices.

Mariano Costamagna serves on the board of directors of MTM Hydro S.r.l. and together with his brother, Pier Antonio Costamagna, owns 46% of MTM Hydro. In late 2009 the Company entered into a two month lease with MTM Hydro for a small additional space. The Company purchased approximately $28,000 of products from MTM Hydro and also sold approximately $14,000 of products to MTM Hydro S.r.l in 2010. We purchase mechanical components which go into our conversion kits and are also placed in our electronic devices. Ningbo Topclean Mechanical Technology Co. Ltd is 100% owned by MTM Hydro S.r.l. The Company purchased approximately $1.4 million of products from Ningbo in 2010.

Mariano Costamagna serves on the board of directors of Europlast S.r.l. and together with his brother, Pier Antonio Costamagna, owns 40% of Europlast. In 2010, the Company purchased approximately $4.2 million of products from Europlast and also sold approximately $4,000 of products to Europlast. We purchase semi-manufactured mechanical components from Europlast which go into our mechanical and electronic products. Sales to Europlast consist of mechanical parts.

Mariano Costamagna serves on the board of directors of TCN S.r.l. and together with his brother, Pier Antonio Costamagna, owns 30% of TCN. The Company purchased approximately $3.3 million of products from TCN in 2010. We purchase semi-manufactured mechanical components from TCN which go into our mechanical products.

Mariano Costamagna serves on the board of directors of TCN Vd S.r.l. and together with his brother Pier Antonio Costamagna, owns 30% of TCN Vd. The Company purchased approximately $2.2 million of products from TCN Vd in 2010 and also sold approximately $120,000 of products to TCN Vd. We purchase semi-manufactured mechanical components from TCN Vd, which go into our mechanical products. Sales to TCN Vd consisted of machinery and equipment.

Mariano Costamagna and his immediate family indirectly own 44% of Bianco S.p.A. The Company purchased approximately $304,000 of equipment from Bianco S.p.A. in 2010.

Mariano Costamagna’s immediate family and one employee of the Company own 100% of Erretre S.r.L. The Company sold approximately $185,000 of compressor equipment to Erretre S.r.L in 2010.

Mariano and Pier Antonio Costamagna directly and indirectly own 30% of Immobiliare 4 Marzo S.a.s. The Company paid $0.1 million to Immobiliare 4 Marzo S.a.s. in 2010 in connection with the lease of a building.

Retention of a Director’s Law Firm

Marco Di Toro, a Director of Fuel Systems, is a partner in the law firm of Grosso, de Rienzo, Riscossa e Associati, which BRC has retained in connection with mergers and acquisitions transactions and general counseling and, as of December 31, 2010, BRC has been billed and has paid Mr. Di Toro’s law firm approximately $59,000, based on the average exchange rate for the year ended December 31, 2010, for related fees and expenses incurred in 2010.

ITEM 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the company’s independent accountants to serve until the next annual meeting. The Audit Committee appointed PricewaterhouseCoopers LLP as the sole principal independent registered public accountant for the Company on March 23, 2011. The Audit Committee considers PricewaterhouseCoopers LLP to be well qualified. Neither PricewaterhouseCoopers LLP nor any of its members has any relationship with the company or any of its officers or directors, except in the firm’s capacity as our independent registered public accountants.

Although it is not required to do so, the Audit Committee is submitting its selection of the company’s independent accountants for ratification at our annual meeting in order to ascertain the views of stockholders regarding the selection. If the selection is not ratified, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time if it feels that such a change would be in the company’s and its stockholders best interests.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting via teleconference, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Change in Independent Registered Public Accounting Firm

BDO Seidman, LLP audited the company’s financial statements as of and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004. The Company informed BDO Seidman, LLP of its dismissal as the Company’s independent registered public accountant on March 10, 2009.

The reports of BDO on the Company’s consolidated financial statements for the period ending December 31, 2008 contained no adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During 2008 and the subsequent interim period through the date of resignation, the company did not have any disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within 2008 or the subsequent interim period through the date of dismissal in 2009.

During 2008 and the subsequent interim period through the date of engagement, the Company did not consult with or receive written or oral advice from PricewaterhouseCoopers LLP regarding any matter described in Item 304(a)(2)(i) or (ii) of Regulation S-K.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the company’s independent accountants to serve until the next annual meeting. The Audit Committee appointed PricewaterhouseCoopers LLP as the sole principal independent registered public accountant for the Company on March 10, 2009. The Audit Committee considers PricewaterhouseCoopers LLP to be well qualified. Neither PricewaterhouseCoopers, LLP, nor any of its members, has any relationship with the company or any of its officers or directors, except in the firm’s capacity as our independent registered public accountants.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The Company was billed the following fees by the independent registered accounting firm, PricewaterhouseCoopers LLP for 2010 and 2009:

	2010	2009
Audit fees (1)	$1,462,000	$1,516,000
Audit-related fees (2)	120,000	100,000
Tax fees (3)	29,000	21,000
All other fees (4)	161,000	134,000

Total fees	$1,772,000	$1,771,000

(1)	Audit Fees consist of the aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual consolidated financial statements for 2010 and 2009, the audit of the effectiveness of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of the consolidated financial statements included in our quarterly reports on Form 10-Q for 2010 and 2009.
(2)	Audit-related Fees for 2010 and 2009 consist of professional services performed by PricewaterhouseCoopers LLP for our Form S-3, Form S-3/A, and Form S-8 filings with the SEC and other non-recurring services.
(3)	Tax Fees consist of the aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for tax preparation services and tax planning for 2010 and 2009, respectively.
(4)	Other than the services described above under “Audit Fees”, “Audit Related Fees” and “Tax Fees,” in 2010 and 2009 “All other fees” includes professional services billed by PricewaterhouseCoopers LLP for statutory audits performed for certain foreign subsidiaries.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The independent registered public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services provided by PricewaterhouseCoopers LLP during 2010 and 2009 were approved by the Audit Committee under its pre-approval policies and procedures.

Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP. The board of directors recommends a vote “FOR” this proposal.

ITEM 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to cast an advisory vote to approve the compensation of our Named Executive Officers as disclosed in our Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding Named Executive Officer compensation in this proxy statement.

Pursuant to recently adopted federal legislation and as required by Section 14A(a)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”), our shareholders are entitled to vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Act of 1933 and the Exchange Act, at least once every three years.

Our executive compensation arrangements are designed to enhance shareholder value on an annual and long-term basis. Through the use of base pay as well as annual and long-term incentives, we seek to compensate our named executive officers for their contributions to our profitability and success. Please read the Compensation Discussion and Analysis and the disclosures on Executive Compensation beginning on page 21 of this proxy statement for additional details about our executive compensation arrangements, including information about the fiscal year 2010 compensation of our Named Executive Officers.

This advisory vote addresses the overall compensation of our named executive officers as well as our philosophy and policies regarding executive compensation practices as described in this proxy statement. We are asking our shareholders to indicate their support for our compensation arrangements as described in this proxy statement.

For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material enclosed in this proxy statement, is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board, nor will it create any additional fiduciary duty on the part of the Board. This advisory vote also does not seek to have Board or Compensation Committee take any specific action. However, the Board and the Compensation Committee value the view expressed by our stockholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation matters in the future. In considering the outcome of this advisory vote, the Board will review and consider all shares voted in favor of the proposal and not in favor of the proposal. Broker non-votes will have no impact on the outcome of this advisory vote.

The Board recommends a vote “FOR” the approval of the compensation of the named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K as required by Section 14A(a)(1) of the Exchange Act.

ITEM 4—ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to cast an advisory vote regarding how frequently the Company should conduct the type of advisory vote on executive compensation set forth above under “Item 3—Advisory Vote on Executive Compensation.”

Specifically, in this advisory vote we are asking stockholders to indicate whether the Company should conduct an advisory vote on the compensation of our named executive officers once every year, once every two years, or once every three years (i.e., on an annual, biennial or triennial basis). Alternatively, stockholders may abstain from casting a vote on this matter.

After careful consideration of this Proposal, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, the Board considered that an advisory vote every year on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement.

It is important to note that the proxy card provides for four choices (every one, two, or three years, or abstain) and that stockholders are not voting to approve or disapprove the Board’s recommendation.

Because your vote is advisory, it will not be binding upon the Board, nor will it create any additional fiduciary duty on the part of the Board. However, the Board will take into account the outcome of the vote when determining how frequently an advisory vote on executive compensation should be conducted in the future.

Legislation requires that our stockholders be given the opportunity, at least once every six years, to cast an advisory vote regarding how frequently we should conduct this advisory vote on executive compensation.

The Company intends to disclose its policy regarding how frequently an advisory vote on executive compensation will be conducted in a form 8-K four business days after the annual meeting.

The Board of Directors recommends a vote “FOR” a frequency of once every “1 year” for future non-binding shareholder votes on the compensation of the named executive officers as required by Section 14A(a)(2) of the Exchange Act.

ITEM 5—OTHER MATTERS

As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the 2010 annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

STOCK PERFORMANCE GRAPH

The chart below provides a comparison of the cumulative total stockholder return on our common stock with that of a broad equity market index and either a published industry index or a peer group index.

The graph below compares the cumulative total stockholder return on our common stock since December 31, 2004 measured at the end of each fiscal year with the cumulative total return of the Nasdaq Composite Index and the Nasdaq Transportation Index over the same period (assuming the investment of $100 and reinvestment of all dividends).

	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10
Fuel Systems	100.00	68.34	146.23	94.64	216.95	273.11	194.57
Nasdaq Composite Index	100.00	101.37	111.03	121.92	72.49	104.31	121.95
Nasdaq Transportation Index	100.00	109.36	115.83	119.91	84.53	87.52	114.92

HOW YOU CAN SUBMIT PROPOSALS FOR OUR NEXT PROXY STATEMENT

We expect to hold our 2012 annual meeting of stockholders during the spring of 2012. Once the date for our 2012 annual meeting has been set, we will inform our stockholders through a filing with the SEC. Proposals of shareholders which are eligible under the rules of the SEC to be included in our year 2012 proxy materials must be received by our Secretary no later than December 17, 2011.

If we change our 2012 Annual Meeting date to a date more than 30 days from the date of our 2011 Annual Meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before we begin to print and mail our proxy materials. If we change the date of our 2012 Annual Meeting in a manner that alters the deadline, we will inform our stockholders through a filing with the SEC.

In addition, according to the terms of our bylaws, any nominations for director at next year’s annual meeting or any other business to be properly brought before the annual meeting by a stockholder should be officially submitted to the Company between February 18, 2012 and March 9, 2012. Any proposals or director nominations that are received in accordance with our bylaws but are not included in the proxy statement for the 2012 annual meeting may be voted on by the proxy holders at that meeting in their discretion.

All proposals should be submitted by certified mail, return receipt requested. A stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders should request a copy of our bylaws from our Secretary in order to conform to the requirements set forth in those bylaws.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public at the SEC’s website at www.sec.gov or on our website at www.fuelsystemssolutions.com. You may read and copy any document we file with the SEC at the SEC’s facilities located at 100 F Street N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms.

You should rely only on the information contained in this document or that which we have referred you to. We have not authorized anyone to provide you with any additional information. This proxy statement is dated as of the date listed on the cover page. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

FUEL SYSTEMS SOLUTIONS, INC.

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FOLD AND DETACH HERE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER DELIVERING IT PRIOR TO ITS EXERCISE BY FILING WITH THE CORPORATE SECRETARY OF FUEL SYSTEMS AN INSTRUMENT REVOKING THIS PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY APPEARING AND VOTING IN PERSON AT THE MEETING.

Please mark your votes as indicated in this example

1. ELECTION OF DIRECTORS

FOR ALL WITHHOLD FOR ALL *EXCEPTIONS

To elect two members of our board of directors:

Nominees:

01 Norman L. Bryan

02 Joseph E. Pompeo

2. APPOINTMENT OF AUDITORS. To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2011.

FOR AGAINST ABSTAIN

3. ADVISORY VOTE ON EXECUTIVE COMPENSATION. To approve, on an advisory basis, the 2010 executive compensation.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

4. ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE

COMPENSATION. To select, on an advisory basis, the frequency of the advisory vote on executive compensation.

1 year 2 years 3 years Abstain

*Exceptions

5. OTHER BUSINESS. To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

Will Attend Meeting YES

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

You can now access your Fuel Systems Solutions, Inc. account online.

Access your Fuel Systems Solutions, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Fuel Systems Solutions, Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status

View payment history for dividends

View certificate history

Make address changes

View book-entry information

Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement, 10-K and Annual Report to Shareholders are available at: http://phx.corporate-ir.net/staging/phoenix.zhtml?c=109507&p=proxy

FOLD AND DETACH HERE

PROXY

FUEL SYSTEMS SOLUTIONS, INC.

Annual Meeting of Stockholders – May 18, 2011

The undersigned stockholder of Fuel Systems Solutions, Inc. (“Fuel Systems”) hereby nominates, constitutes and appoints Mariano Costamagna and Pietro Bersani, and each of them, the attorney, agent, and proxy of the undersigned, with full powers of substitution, to vote all stock of Fuel Systems which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Fuel Systems to be held at the offices of Day Pitney LLP, 7 Times Square, New York, NY 10036, on May 18, 2011, at 9:30 a.m. Eastern Time and at any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present there at, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “FOR” THE ELECTION OF DIRECTORS, “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP, “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE 2010 EXECUTIVE COMPENSATION, AND IN FAVOR OF CONDUCTING AN ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY “1 YEAR”. THE PROXY CONFERS AUTHORITY AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, UNLESS CONTRARY INSTRUCTIONS ARE INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS IN ALL OTHER MATTERS, IF ANY, PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

95968